Exhibit 99.1

Cano Petroleum Stockholders Approve Merger with Resaca

FORT WORTH, Texas—(BUSINESS WIRE)—On June 23, 2010, stockholders of Cano Petroleum, Inc. (NYSE Amex: CFW) (“Cano”) voted to adopt the Agreement and Plan of Merger dated as of September 29, 2009, (as amended, the “Merger Agreement”) among Cano, Resaca Exploitation, Inc. (AIM: RSX and RSOX) (“Resaca”) and Resaca Acquisition Sub, Inc., a wholly-owned subsidiary of Resaca (“Merger Sub”) and the other proposals described in Cano’s proxy statement previously mailed to stockholders on or about June 2, 2010.

Cano has now received all necessary stockholder approvals to proceed with the merger transaction.  Cano and Resaca expect to complete the merger, which remains subject to the satisfaction of the remaining closing conditions, including without limitation, refinancing of the indebtedness of each of Cano and Resaca, on or about June 30, 2010.  Under the terms of the Merger Agreement, Merger Sub will be merged with and into Cano, resulting in Cano becoming a wholly-owned subsidiary of Resaca.

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the NYSE Amex under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

About Resaca

Resaca is an independent oil and gas development and production company based in Houston, Texas, whose activities are currently focused on the exploitation of its portfolio of oil and gas properties.  These properties are located in the Permian Basin of West Texas and Southeast New Mexico.  To learn more about Resaca, please call 713-753-1441 or visit www.ResacaExploitation.com.

Forward-Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Cano intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Cano’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano to obtain additional capital, and other risks and uncertainties described in Cano’s filings with the Securities and Exchange Commission. The historical results achieved by Cano are not necessarily indicative of its future prospects. Cano undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Cano Petroleum, Inc.

Ben Daitch, 817-698-0900

Chief Financial Officer

info@canopetro.com